Exhibit 99.1

ASX/Media RELEASE	17 October 2007

Lisa Lake	Brian Leedman
Fleishman-Hillard	Vice President, Investor Relations
for Alimera Sciences	pSivida Limited
+1 404-739-0152	+61 8 9226 5099
lisa.lake@fleishman.com	brianl@psivida.com

DSMB SUPPORTS CONTINUATION OF THE PHASE III CLINICAL TRIAL OF

MEDIDUR™ FA FOR THE TREATMENT OF DME

ATLANTA, October 17, 2007 – After completing its review of safety and efficacy data currently available, an independent Data Safety Monitoring Board (DSMB) has recommended that the pivotal Phase III clinical trial FAME™ (Fluocinolone Acetonide in Diabetic Macular Edema) Study continue under the current protocol, without change. The trial is studying the use of Medidur FA for the treatment of diabetic macular edema (DME).

FAME is a double masked, randomized, multi-center study that is following over 900 patients in the U.S., Canada, Europe and India for 36 months in support of a planned global registration filing, with safety and efficacy assessed after two years of follow-up. Last week, Alimera and pSivida announced that enrollment for the FAME study is complete.

A DSMB provides an independent evaluation of all trial data to identify potential safety issues that might warrant modification or early termination of ongoing studies. The FAME DSMB, a group comprised of four ophthalmologists and a biostatistician, met to review the Medidur FA Phase III clinical trial data. The DSMB’s charter stipulates that a formal review occur every six months in addition to their ongoing review of the trial.

“Alimera is pleased to have received the recommendation from the DSMB that the study proceed as planned,” said Alimera CEO Dan Myers. “This recommendation further indicates that the development program for Medidur FA is on track for regulatory submissions in early 2010.”

Medidur, a tiny, injectable insert, is being studied as a way to deliver fluocinolone acetonide, a corticosteroid, to the retina for up to three years as a treatment for diabetic macular edema (DME). Using a proprietary 25 gauge injector system, an eye care professional injects the Medidur insert into the vitreous through a minimally invasive procedure in an outpatient setting. Currently, there are no FDA approved drug treatments for DME.

“We are very pleased that the DSMB has found no significant issues in the treatment of patients with Medidur over the past 18 months in the recruitment phase of this pivotal study,” said pSivida Limited Managing Director, Dr Paul Ashton.

more –

Currently, 7.5 percent of the US population is diabetic. Over time, almost all diabetics will develop some form of diabetic retinopathy, of which diabetic macular edema is the primary cause of vision loss. There are currently more than 500,000 people with DME in the United States and this number is expected to exceed 700,000 by the year 2010; approximately 75,000 new cases of DME are diagnosed each year.

About Alimera Sciences Inc.

Alimera Sciences Inc., an Atlanta, GA. venture backed company, specializes in the development and commercialization of prescription ophthalmology pharmaceuticals. Founded by an executive team with extensive development and revenue growth expertise, Alimera Sciences’ products are focused on improving the delivery of therapeutic agents to enhance patients’ lives and strengthen physicians’ ability to manage ocular conditions. Alimera is currently conducting a phase 3 clinical trial of fluocinolone acetonide in the Medidur™ drug delivery system for the treatment of diabetic macular edema. For more information, please visit www.alimerasciences.com

About pSivida Limited

pSivida, a Boston, MA. based global drug delivery company, is committed to the biomedical sector. Retisert® is FDA approved for the treatment of uveitis. Vitrasert® is FDA approved for the treatment of AIDS-related CMV Retinitis. Bausch & Lomb own the trademarks Vitrasert® and Retisert®. pSivida has licensed the technologies underlying both of these products to Bausch & Lomb. The technology underlying Medidur™ for diabetic macular edema is licensed to Alimera Sciences and is in Phase III clinical trials. pSivida has a worldwide collaborative research and license agreement with Pfizer Inc. for other ophthalmic applications of the Durasert™ technology which underpins the Medidur product.

pSivida owns the rights to develop and commercialize a modified form of silicon (porosified or nano-structured silicon) known as BioSilicon™, which has applications in drug delivery, wound healing, orthopedics, and tissue engineering. The most advanced BioSilicon™ product, BrachySil™ delivers a therapeutic, P32 directly to solid tumors and is presently in Phase II clinical trials for the treatment of pancreatic cancer. For more information, please visit www.psivida.com

Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: the risks that we will not be able to raise additional capital; that we will continue to incur losses and may never become profitable; that we will be required to pay penalties pursuant to registration agreements with securities holders and not have sufficient funds to do so; that we will be unable to develop new products; that we will be unable to protect our own intellectual property or will infringe on others’ intellectual property; that we will not receive regulatory approvals necessary to commercialize products; that we will be unable to secure partners necessary to develop and market products; that our current licensees will terminate their agreements with us; that our competitors’ products will receive regulatory approval before, reach the market before, or otherwise receive better market acceptance than, our product candidates; that our international business operations will result in increased costs or delays; that manufacturing problems will delay product development and commercialization; that third-party reimbursement and health care providers will not cover the costs of our products; that we will fail to retain some or all of our key personnel; we will be subject to product liability suits and not have sufficient insurance to cover damages; that we will fail to effectively manage changes in our business; that we will fail to comply with environmental laws and regulations; that we will fail to achieve and maintain effective internal control over financial reporting; that amortization or impairment of other intangibles will adversely affect our operating results; that our being headquartered outside of the United States will make it difficult to effect legal services against us or our management, lead to adverse shareholder tax consequences, or otherwise limit shareholder rights; that we will be delisted from the ASX or NASDAQ; that our expectation to not pay cash dividends will decrease our stock price; that exercise of outstanding warrants and stock options will dilute ownership and reduce stock price; that future stock issuances could dilute ownership, restrict operations, encumber assets, or otherwise cause a decline in stock price; and the risk that Pfizer will influence our business in non-beneficial ways; and other factors that may be described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.